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                                  EXHIBIT 5.1

                              OPINION OF COUNSEL
                                 RE SECURITIES



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                      GREENE RADOVSKY MALONEY & SHARE LLP

                               ATTORNEYS AT LAW
                        A LIMITED LIABILITY PARTNERSHIP
                           FOUR EMBARCADERO CENTER
                                  SUITE 4000
                         SAN FRANCISCO, CA 94111-4106
                          TELEPHONE: (415) 981-1400
                          FACSIMILE: (415) 777-4961

                              February 17, 2000


ICON Capital Corp.
600 Mamaroneck Avenue
Harrison, NY 10528

Ladies and Gentlemen:

         We have acted as counsel to ICON Capital Corp., a Connecticut corporation ("ICON"), in connection with the offering of Units (as hereinafter defined) in ICON Income Fund Eight A L.P., a Delaware limited partnership ("ICON Eight A") and ICON Income Fund Eight B L.P., a Delaware limited partnership ("ICON Eight B"), each of which has been formed as a Delaware limited partnership. ICON Eight A and ICON Eight B are hereinafter referred to individually as a "Partnership" and collectively as the "Partnerships".

         We have participated in the preparation of Post-Effective Amendment No. 5 to the Registration Statement on Form S-1 (such Registration Statement, as amended, being referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), to be filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof covering the issuance of up to an aggregate of 150,000 units (the "Units") of limited partnership interests in the Partnerships. We have examined (i) the Certificate of Limited Partnership of ICON Eight A, as amended to date, (ii) the Agreement of Limited Partnership of ICON Eight A dated as of May 28, 1998 (the "ICON Eight A Partnership Agreement"), as amended to date, (iii) the Certificate of Limited Partnership of ICON Eight B as amended to date, (iv) the Agreement of Limited Partnership of ICON Eight B dated as of May 28, 1998 (the "ICON Eight B Partnership Agreement") as amended to date, (v) the Prospectus constituting part of the Registration Statement (the "Prospectus"), and such other documents pertaining to the Partnerships as we have deemed necessary or appropriate for purposes of rendering this opinion. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.


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         Based upon and subject to the foregoing, and assuming that sales of the Units will be made in accordance with the terms and conditions stated in the Registration Statement, the ICON Eight A Partnership Agreement and the ICON Eight B Partnership Agreement, as the case may be, we are of the opinion that (i) each of the Units to be issued pursuant to the ICON Eight A Partnership Agreement will be duly authorized and, when issued and paid for as described in the Prospectus, will be fully paid and non-assessable and
(ii) each of the Units to be issued pursuant to the ICON Eight B Partnership Agreement will be duly authorized and, when issued and paid for as described in the Prospectus, will be fully paid and non-assessable, in each case except as provided in Section 17-607(b) of the Delaware Revised Uniform Limited Partnership Act.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.


                                   Very truly yours



                                   GREENE RADOVSKY MALONEY & SHARE LLP